Exhibit 23.7

3rd Floor, 44 Esplanade, St.
St. Helier, Jersey, JE49WG

CONSENT OF QUALIFIED PERSON

Jan Coetzee, in connection with the Registration Statement on Form F-1 (Registration No. 333-276216), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 18, 2024, filed by Metals Acquisition Limited and any amendments and/or exhibits thereto (collectively, the “Form F-1”) disclosing the Technical Report Summary (as defined below), consents to:

•	the public filing and use of the report summary titled “Technical Report Summary – CSA Copper Mine – New South Wales – Australia, effective as of April 22, 2024, by Behre Dolbear Australia Minerals Industry Consultants and other qualified persons,” (the “Technical Report Summary”), and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC, as an exhibit to and referenced in the Form F-1;

•	the use of and references to his name, including his status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form F-1 and any such Technical Report Summary; and

•	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by him, that he supervised the preparation of and/or that was reviewed and approved by him, that is included or incorporated by reference in the Form F-1.

Dated: April 25, 2024

/s/ Jan Coetzee
Jan Coetzee
Officer of Metals Acquisition Corp. (Australia) Pty Ltd (being a wholly owned subsidiary of Metals Acquisition Limited), a Qualified Person